EXHIBIT 99.1

SENOMYX ANNOUNCES MANAGEMENT UPDATE

SAN DIEGO, CA — September 24, 2013 — Senomyx, Inc. (NASDAQ: SNMX), a company using proprietary taste science technologies to discover, develop, and commercialize novel flavor ingredients for the food, beverage, and ingredient supply industries, announced today that Kent Snyder, Chairman of the Board of Directors and Chief Executive Officer of the Company, will be retiring from the CEO position as of January 2, 2014.  Mr. Snyder will continue to serve as the Chairman of the Company’s Board of Directors, a role he has held since May 2008.

The Board of Directors has appointed John Poyhonen to succeed Mr. Snyder as Chief Executive Officer, effective January 2, 2014.  Mr. Poyhonen was named the Company’s President and Chief Operating Officer in September 2009, and has been a member of the Senomyx senior management team for 10 years. Since joining Senomyx Mr. Poyhonen has served in various roles of increasing responsibility, including as the Company’s Chief Business Officer and Chief Financial Officer.  Mr. Poyhonen will also join the Board of Directors at the time he assumes the role of CEO and he will remain the Company’s President.

“During the past ten years, Senomyx’s proprietary technologies have led to a robust patent portfolio, regulatory approvals for 11 novel flavor ingredients, sales of our ingredients by world-class partners, and the launch of a new direct sales strategy,” Snyder stated.  “This year marked my tenth anniversary at Senomyx and I have never felt better about our strategy than I do now.  It is an opportune time for me to retire and hand over the daily operations to John Poyhonen.  John knows the company thoroughly, has excellent relationships with our collaborators, and is supported by a strong management team.”

“Kent’s leadership has guided Senomyx to be in an exceptional position for further growth,” said Jay M. Short, Ph.D., Lead Independent Director of Senomyx’s Board of Directors.  “His continued service as Chairman of the Board after his retirement will be valuable for providing continuity and ongoing guidance to the Company.  John has worked closely with Kent for the past decade and has been instrumental in expanding Senomyx’s focus from research and development to broader commercialization of its flavor ingredients.  On behalf of the Board of Directors, I thank Kent for his exemplary service and look forward to working with John in his new capacity when he takes over as CEO.”

Mr. Poyhonen joined Senomyx in October 2003 as Vice President and Chief Business Officer and was named Vice President and Chief Business and Financial Officer in April 2004. He was promoted to President and COO in September 2009.  From 1996 until October 2003, Poyhonen served in various sales and marketing positions for Agouron Pharmaceuticals, a Pfizer company, most recently as Vice President of National Sales.  Prior to holding this position, he was Vice President of Marketing and Vice President of National Accounts.  Mr. Poyhonen received his B.A. in Marketing from Michigan State University and his M.B.A. from the University of Kansas.

“Working with Kent in a variety of business development, financial, and strategic leadership positions at Senomyx has provided wide-ranging experiences and important preparation for the CEO position,” Poyhonen stated.  “Kent’s ongoing counsel prior to his retirement as CEO and longer term as Chairman of the Board will assure a smooth transition.

“Flavor ingredients from our Sweet Taste Program, Savory Taste Program, and Bitter Blockers Program are currently being marketed by Senomyx partners.  Importantly, we are making excellent progress implementing our new direct sales strategy, under which Senomyx will sell certain of our ingredients directly to flavor companies.  This strategy complements the Company’s existing licensing collaborations and provides a new avenue for commercial growth to accelerate the time to profitability,” Poyhonen noted.

“This is an exciting time for Senomyx as we continue to make significant progress with our research and development activities in addition to our commercialization efforts,” Poyhonen said.  “We are identifying and optimizing new discoveries that could expand our market opportunities for our partners under our collaborative agreements and add new flavor ingredients to our direct sales product portfolio.”

About Senomyx, Inc. (www.senomyx.com)

Senomyx is using proprietary taste science technologies to discover, develop, and commercialize novel flavor ingredients.  These include modifiers of Sweet and Salt flavors as well as Savory Flavors, Bitter Blockers, and Cooling Agents.  The Company is also engaged in an effort to discover and develop natural high-potency sweeteners.  Under its direct sales initiative, Senomyx is beginning to sell certain of its flavor ingredients to flavor companies for re-sale to their food and beverage company customers.  In addition, Senomyx has collaborative agreements with global food, beverage, and ingredient supply companies, some of which are currently marketing products that contain Senomyx’s flavor ingredients.  Senomyx’s corporate socially responsible activities are described on the Senomyx Cares blog at http://www.senomyx-csrblog.com/.  For more information, please visit www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the timing of Mr. Snyder’s anticipated retirement and Mr. Poyhonen’s expected appointment as CEO; the Company’s potential future growth; and progress with the implementation of the Company’s direct sales strategy as well as the Company’s ongoing research and development activities.  Risks that contribute to the uncertain nature of the forward-looking statements include: Mr. Snyder’s retirement may not occur when expected; Senomyx has no previous experience in manufacturing, marketing, or selling flavor ingredients on a commercial scale and may not successfully implement its direct sales strategy; Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s development revenues and may not experience future growth; Senomyx’s discovery and development programs may not be successful or result in the discovery of new flavor ingredients that are commercially viable; in particular, development activities for newer flavor ingredients, including S617, may not demonstrate an acceptable safety profile or meet other commercialization criteria; Senomyx or its collaborators may be unable to obtain and maintain the regulatory approval required for flavor ingredients to be incorporated into products that are sold; and even if Senomyx or its collaborators receive a regulatory approval and incorporate Senomyx flavor ingredients into products, those products may never be commercially successful; . These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contact:

Gwen Rosenberg

Senomyx, Inc.

Vice President, Investor Relations & Corporate Communications

(858) 646-8369

gwen.rosenberg@senomyx.com